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                                                                  Exhibit 99(a)



Cybergold Acquires Permission Marketer itarget.com
Acquisition Catapults Cybergold Membership to Six Million

         OAKLAND, CA. - Feb.28, 2000 - Cybergold, Inc. (NASDAQ: CGLD), the leading Internet incentives company that rewards consumers with cash, today announced that it has signed a definitive agreement to acquire itarget.com in exchange for 1.85 million shares of Cybergold stock.

         A leader in Internet marketing, San Diego-based itarget.com is a permission e-mail marketing company that rewards its members with premium products delivered on-line, including free long-distance service. itarget.com has 1.3 million opt-in members and currently acquires over 10,000 members per day with detailed demographic capture on more than 70 percent.

         "The acquisition adds a cadre of seasoned marketing professionals to the Cybergold management team," said Nat Goldhaber, chief executive officer and president of Cybergold. "itarget.com's membership base, marketing skill set, and on-line premium delivery capabilities complement Cybergold's cash incentives and enhance the scope of services we provide to our more than 400 advertisers. We are providing our partners with another pay-for-performance vehicle to acquire customers at improved ROI."

         The combined membership base of the two companies exceeds six million opt-in members, growing at over 20,000 unique members per day.

         Jonathan Weisz, itarget.com's founder and chief executive officer, said, "Now our combined team offers cash and long-distance rewards, improving our value proposition to advertisers and consumers."

         Goldhaber said, "Advertisers should immediately reap the benefits of the combined company. We should better be able to monetize the member base of each company by offering cash to those who prefer cash rewards and free long-distance time to the balance."

         The acquisition of itarget.com is to be completed within 30 days as a pooling of interests.

         ABOUT ITARGET.COM

         itarget.com is a permission-based direct e-mail marketing company based in San Diego, California. More than 1.3 million itarget.com members have granted their permission for itarget.com to market products and services to them. itarget.com has been growing at a rate of more than 10,000 new members per day.

         ABOUT CYBERGOLD

         Cybergold, Inc. (NASDAQ: CGLD) pioneered Internet incentives by rewarding consumers with cash for responding to ads and programs. Cybergold's more than 4 million members can spend their cash rewards online or at the sites of 56 merchants who have adopted Cybergold's payment technology. Members can also spend their cash rewards offline by transferring it to a VISA card or a bank account. Cybergold's partnerships include Visa USA, MBNA, AOL, EarthLink, E*TRADE, Quintel and Autobytel. Cybergold is headquartered in Oakland, California and counts Intel among its corporate investors. For more information, visit www.cybergold.com

         Statements in this press release regarding Cybergold, Inc.'s business which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding future revenue and market growth. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company's current expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's registration statement on Form S-1, as amended.


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